Exhibit 10.4

BOX, INC.

AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise defined herein, the terms defined in the Box, Inc. Amended and Restated 2015 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Global Restricted Stock Unit Agreement, including the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and the Country-Specific Terms and Conditions, attached hereto as Exhibit B (collectively this “Award Agreement”).

NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant: <first_name> <last_name>

Address: <address_1>

<city>, <state> <country> <zip>

Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number <award_id>

Date of Grant <award_date>

Vesting Commencement Date <vest_start_date>

Number of Restricted Stock Units <shares_awarded>

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest in accordance with the following schedule:

<vesting_schedule>

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

For purposes of this Award, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to Box, Inc. (the

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“Company”) or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any), and such date will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Award grant (including whether Participant may still be considered to be providing services while on a leave of absence).

By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including exhibits hereto, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

The following Data Privacy Declaration of Consent Applies to Participants in All Countries in the European Economic Area and United Kingdom. In order to grant Restricted Stock Units and to implement, administer and manage the Plan, the Company needs to collect, use and otherwise process Participant’s personal data. By signing this Notice of Grant, Participant explicitly declares Participant’s consent to the data processing operations described in Exhibit B under “All Countries in the European Economic Area and United Kingdom.” This includes, without limitation, the transfer of Participant’s personal data to, and the processing of such data by Charles Schwab & Co, Inc., Computershare Limited or any additional service provider. Participant may withdraw consent at any time, with future effect and for any or no reason described in Section (h) of Section 9. “Data Privacy” of Exhibit B under “All Countries in the European Economic Area and United Kingdom.”

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PARTICIPANT: BOX, Inc.

Signature Dylan Smith

Chief Financial Officer

Print Name Title

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1.
Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which are incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.
Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 or 4 of this Award Agreement, Participant will have no right to payment of any such Restricted Stock Units. Prior to the actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 of this Award Agreement will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any Tax-Related Items as set forth in Section 7 of this Award Agreement. Subject to the provisions of Section 4 of this Award Agreement, such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period of sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.
3.
Vesting Schedule. Except as provided in Section 4 of this Award Agreement, and subject to Section 5 of this Award Agreement, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.
Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. For U.S. taxpayers, the payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5.
Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.

For purposes of this Award of Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and such date will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Award of Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence).

6.
Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, if so allowed by the Administrator in its sole discretion, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer. Notwithstanding the foregoing, if Participant is employed outside the United States, Participant is not permitted to designate a beneficiary under this Award Agreement.
7.
Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Further, notwithstanding any contrary provision of this Award Agreement, no Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of any Tax-Related Items which the Company determines must be withheld with respect to such Shares.

Prior to vesting and/or settlement of the Restricted Stock Units, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such tax withholding obligations are satisfied. Alternatively, or in addition, if permissible under applicable local law, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant, and Participant authorizes the Company and/or the Employer and their respective agents, to satisfy any withholding obligations or rights with regard to all Tax-Related Items, in whole or in part (without limitation) by (a) requiring Participant to make a cash payment or payment in another form acceptable to the Company, (b) withholding from Participant’s wages or other cash compensation payable to Participant, (c) delivering to the Company already vested and owned Shares having a fair market value equal to the amount required to be withheld, (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), or (e) any other method of withholding determined by the Company and to the extent required by applicable law or the Plan, approved by the Administrator.

Participant hereby agrees that the Company does not have a duty to design or administer the Plan or Participant’s Restricted Stock Units in a manner that minimizes Participant’s liabilities for Tax-Related Items and that the Company and the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of Participant’s Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement or the receipt of any dividends. Participant acknowledges that regardless of any action taken by the Company or the Employer, the ultimate liability for Tax-Related Items is Participant’s and remains Participant’s responsibility and may exceed any amount withheld by the Company or the Employer. In addition, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

8.
Nature of Grant. In accepting the award, Participant acknowledges, understands and agrees that:
(a)
the Plan is established voluntarily by the Company and is discretionary in nature;

(b)
the Award of Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded in the past;
(c)
all decisions with respect to future Restricted Stock Units or other awards, if any, will be at the sole discretion of the Company;
(d)
Participant is voluntarily participating in the Plan;
(e)
the Award of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)
the Award of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)
the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)
unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;
(i)
unless otherwise agreed with the Company in writing, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary; and
(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and
(k)
neither the Company, the Employer nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
9.
Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other grant materials (“Data”) by and among, as applicable, the Employer, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, tax residency, salary, salary grade, citizenship, nationality, passport number, job title, payroll tax withholding rates and/or deductions as applicable to Participant, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he, she or they resides outside the United States, he, she or they may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company and any possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he, she or they resides outside the United States, he, she or they may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he, she or they is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he, she or they may contact his or her local human resources representative.

10.
Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and the receipt of dividends and distributions on such Shares.

11.
No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYER, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY, THE EMPLOYER OR ANY PARENT OR SUBSIDIARY, AS APPLICABLE, TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
12.
Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Box, Inc., 900 Jefferson Avenue, Redwood City, California 94063, USA or at such other address as the Company may hereafter designate in writing.
13.
Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.
Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15.
Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of any Shares will violate any state, federal or foreign securities or exchange laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company has sole discretion in its efforts to meet the requirements of any such local, state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.

16.
Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
17.
Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.
Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
19.
Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
20.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
21.
Modifications to the Award Agreement/Imposition of Other Requirements. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he, she or they is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable for any legal or administrative reasons, in its sole discretion and without the consent of Participant, including but not limited to the compliance with Section 409A.

The Company reserves the right to impose other requirements on Participant’s participation in the Plan, the Restricted Stock Units and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.
Amendment, Suspension or Termination of the Plan. By accepting this award, Participant expressly warrants that he, she or they has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
23.
Governing Law and Venue. This Award Agreement will be governed by the laws of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where the Award of Restricted Stock Units is made and/or to be performed.
24.
Language. Participant acknowledges that he, she or they is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Participant to understand the provisions of this Award Agreement and the Plan. If Participant has received this Award Agreement, or any other document related to this Award of Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
25.
Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country, Participant’s broker’s country or the country where the Company’s shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire, sell or otherwise dispose of the Shares or rights to the Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before he, she or they possessed inside information. Furthermore, Participant could be prohibited from (a) disclosing the inside information to any third party and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.
26.
Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws Participant is subject, Participant may have certain foreign asset/account and/or tax reporting requirements that may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country of residence. Participant’s country may require that he, she or they report such accounts, assets or transactions to the applicable authorities in Participant’s country. Participant also may be required to repatriate cash received from participating in the Plan to his or her country within a certain period of time after receipt. Participant is responsible for knowledge or and compliance with any such regulations and should speak with his or her personal tax, legal and financial advisors regarding same.
27.
Country-Specific Terms and Conditions. Notwithstanding any provisions in this Award Agreement, this Award of Restricted Stock Units shall be subject to the Country-Specific Terms and Conditions for Participant’s country attached to this Award Agreement as Exhibit B. Moreover, if Participant relocates to one of the countries included therein, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country-Specific Terms and Conditions constitute part of this Award Agreement.
28.
Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant.

Participant is required to accept the terms and conditions set forth in this Award Agreement prior to the first vest date indicated in the Notice of Grant in order to receive any Shares issuable pursuant to the Award of Restricted Stock Units granted to Participant hereunder. If Participant wishes to decline this Award, Participant must reject this Agreement in writing, to the Company at the address for notices provided in Section 12 of the Award Agreement, prior to the first vest date. For Participant’s benefit, if the Agreement is not rejected prior to the first vest date, the Award and all the terms and conditions in this Award Agreement will be deemed to have automatically been accepted. Deemed acceptance will allow the Shares issuable at vesting to be released to you in a timely manner.

EXHIBIT B

COUNTRY-SPECIFIC

TERMS AND CONDITIONS

Certain capitalized terms used but not defined in these Country-Specific Terms and Conditions (“Country-Specific Terms”) have the meanings set forth in the Plan and/or in the Award Agreement.

Terms and Conditions

These Country-Specific Terms include additional terms and conditions that govern the Award of Restricted Stock Units granted to Participant under the Plan if he, she or they resides and/or works in one of the countries listed below. If Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Participant is currently residing and/or working, or if Participant relocates to another country after the award of the Restricted Stock Units, the Company shall, in its discretion, determine to what extent the Country-Specific Terms contained herein shall be applicable to Participant.

Notifications

These Country-Specific Terms may also include information regarding exchange controls and certain other issues of which Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of February 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in these Country-Specific Terms as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time Participant vests in the Restricted Stock Units or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Participant is currently residing and/or working, or if Participant relocates to another country after the award of the Restricted Stock Units, the notifications contained herein may not be applicable to Participant in the same manner.

ALL COUNTRIES IN THE EUROPEAN ECONOMIC AREA AND UNITED KINGDOM

Terms and Conditions

Data Privacy. The following replaces Section 9 of the Award Agreement:

9. Data Privacy

(a) Controller and European Union Representative. The Company, located at 900 Jefferson Avenue, Redwood City, CA, 94063, USA, is the controller responsible for the processing of Participant’s personal data in connection with the Plan. The Company’s representative in the European Union is Box France SARL, 8 avenue Hoche, 75008, Paris, France.

(b) Personal Data Subject to Processing. The personal data to be processed by the Company in the context of the Plan includes Participant’s name, home address and telephone number, email address, hire date, date of birth, social insurance number or other identification number, tax residency, salary, salary grade, citizenship, nationality, passport number, job title, payroll tax withholding rates and/or deductions as applicable to Participant, any Company shares held by Participant, and details of all Restricted Stock Units or any other entitlement to shares of common stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, which the Company may receive from Participant or the subsidiary or affiliate of the Company employing Participant (“Personal Data”).

(c) Purposes and Legal Basis of the Processing. The Company processes the Personal Data for the purposes of allocating shares of common stock and implementing, administering and managing Participant’s participation in the Plan. For those jurisdictions requiring a legal basis for processing such Personal Data, the legal basis for the processing of Personal Data by the Company, its third-party service providers, and the subsidiary or affiliate of the Company employing Participant is Participant’s declaration of consent provided by signing the Notice of Grant or otherwise accepting the Notice of Grant and Award Agreement in accordance with the Company’s acceptance procedures.

(d) Stock Plan Administration Service Providers and Other Data Recipients. The Company transfers Personal Data, or parts thereof, to Charles Schwab & Co. Inc. (and its affiliated companies), the brokerage firm engaged by the Company to hold shares and other amounts acquired under the Plan, and to Computershare Limited, the financial institution engaged by the Company to monitor and maintain records of the shares acquired under the Plan, independent service providers based in the United States which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different or additional service providers to assist with the implementation, administration and management of the Plan and share Personal Data with such different or additional service providers. The service provider will open an account for Participant to receive and trade shares acquired under the Plan. Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to Participant’s ability to participate in the Plan. Participant may, at any time, request a list with the names and addresses of any recipients of the Personal Data by contacting dpo@box.com.

(e) International Data Transfers. The Company and, as of the Date of Grant, its service providers are located in the United States. Similarly, future service providers might be located in the United States or elsewhere outside of the European Union. Participant understands and acknowledges that the United States is not, and any other jurisdictions Personal Data might be transferred to and processed in may not be, subject to an unlimited adequacy finding by the European Commission and might apply laws not providing a level of protection of Personal Data equivalent to the level of protection in Participant’s country of residence.

As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Personal Data in the United States or, as the case may be, other jurisdictions outside the European Union might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Participant might not have enforceable rights regarding the processing of Personal Data in such jurisdictions. The transfer of Personal Data is exclusively based on Participant’s consent provided by signing the Notice of Grant or otherwise accepting the Notice of Grant and Award Agreement in accordance with the Company’s acceptance procedures.

(f) Data Retention. The Company and the subsidiary or affiliate of the Company that may employ Participant may use Personal Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. This period may extend beyond Participant’s period of employment with the Company group. To the extent that the Company or one of its subsidiaries or affiliates uses Personal Data to comply with legal or regulatory obligations, the legal basis, where required, for the processing of Personal Data would be compliance with the relevant laws or regulations or the pursuit of respective legitimate interests not outweighed by Participant’s interests, rights or freedoms. When the Company or the subsidiary or affiliate of the Company that may employ you no longer need Personal Data for any of the above purposes, it will cease processing it in this context and remove it from all of its systems used for such purposes, to the fullest extent practicable.

(g) Data Subject Rights. Subject to the conditions set out in the applicable law, Participant may, without limitation, have the right to (i) request access or copies of Personal Data that the Company processes, (ii) rectification of incorrect Personal Data, (iii) deletion of Personal Data, (iv) restrictions on processing of Personal Data, (v) portability of Personal Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact dpo@box.com.

(h) Voluntariness and Consequences of Denial or Withdrawal of Consent. Participant’s participation in the Plan and the provision of consent is purely voluntary. Participant may deny or later withdraw consent at any time, with future effect and for any or no reason. If Participant does not consent, or if Participant later withdraws consent, Participant’s employment status, salary or service and career with Participant’s employer will not be affected. The only consequence of denying or withdrawing consent is that the Company will not or will no longer be able to grant Restricted Stock Units or other equity awards to Participant or administer or maintain such awards. Therefore, denial or withdrawal of consent may affect Participant’s ability to realize benefits from the Restricted Stock Units and otherwise participate in the Plan.

(i) Declaration of Consent. In order to grant Restricted Stock Units and to implement, administer and manage the Plan, the Company needs to collect, use and otherwise process Participant’s Personal Data. By signing the Notice of Grant or otherwise accepting the Notice of Grant and Award Agreement in accordance with the Company’s acceptance procedures, Participant explicitly declares his or her consent to the data processing operations described above. This includes, without limitation, the transfer of Participant’s Personal Data to, and the processing of such data by Charles Schwab & Co. Inc., Computershare Limited or any additional service provider. Participant may withdraw his or her consent at any time, with future effect and for any or no reason described in Section (h) above.

australia

Notifications

Securities Law Notification. This offer is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies subject to conditions in the Act.

CANADA

Terms and Conditions

Forfeiture upon Termination of Status as a Service Provider. The following provision replaces the second paragraph of Section 5 of the Award Agreement:

For purposes of the Restricted Stock Units and except as explicitly and minimally required under applicable legislation, (i) Participant’s status as a Service Provider will be considered terminated and (ii) Participant’s right, if any, to earn, seek damages in lieu of, vest in or otherwise benefit from or participate in any portion of the Restricted Stock Units or in the Plan will be measured by and immediately terminate, as of the date Participant is no longer actually providing services to the Company, the Employer and/or any Parent, Subsidiary or affiliate of the Company, regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant's employment or service agreement, if any (the “Termination Date”).

Except as explicitly and minimally required by applicable legislation, the Termination Date will exclude and will not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting or other participation in the Restricted Stock Units or the Plan for that portion of time before the Termination Date, nor will Participant be entitled to any compensation for lost vesting or other participation.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, Participant’s right to vest in the Restricted Stock Units or otherwise benefit from or participate in the Restricted Stock Units or the Plan, if any, will terminate effective as of the last day of Participant’s minimum statutory notice period. Participant will not earn regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law). Participant will not earn or be entitled to any pro-rated vesting or other participation if any vesting date falls after the end of Participant’s minimum statutory notice period, nor will Participant be entitled to any compensation for lost vesting or other participation, unless otherwise provided in the Award Agreement. For further clarity, any reference to the termination or cessation of Participant’s employment or Continued Service under this Award Agreement or the Plan will be interpreted to mean the Termination Date as defined herein.

Subject to applicable legislation, if the date Participant is no longer actually providing services cannot be reasonably determined under the terms of this Award Agreement or the Plan, the Administrator shall have the exclusive discretion to determine when Participant is no longer providing services for purposes of the Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence).

Restricted Stock Units Settled in Shares. Notwithstanding any discretion contained in the Plan, Restricted Stock Units granted to Participants in Canada shall be paid in Shares and do not provide any right for Participant to receive a cash payment.

Data Privacy. The following provision supplements Section 9 of the Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or otherwise, involved in the administration and operation of the Plan. Participant further authorizes the Company and any Parent or Subsidiary to discuss and disclose Participant’s participation in the Plan with their advisors and to record and keep such information in Participant’s employee file.

The following terms and conditions apply if Participant resides in Quebec:

A French translation of this document and certain other documents related to the Restricted Stock Units will be made available to Participant as soon as reasonably practicable. Participant understands that, from time to time, additional information related to the Restricted Stock Units may be provided in English and such information may not be immediately available in French. However, upon request, the Company will provide a translation of such information into French as soon as reasonably practicable. Notwithstanding anything to the contrary in the Award

Agreement, and unless Participant indicate otherwise, the French translation of this document and the Plan will govern your participation in the Plan.

Documents en Langue Française. Une traduction française de ce document et de certains autres documents relatifs aux « Restricted Stock Units » sera mise à la disposition du Participant dès que raisonnablement possible. Le Participant comprend que, de temps à autre, des informations supplémentaires relatives aux Restricted Stock Units peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, sur demande, la Société fournira une traduction de ces informations en français dès que raisonnablement possible. Nonobstant toute disposition contraire dans le Contrat, et sauf indication contraire du Participant, la traduction française de ce document et du Plan régira votre participation au Plan.

Notifications

Securities Law Information. Participant is permitted to sell Shares acquired through the designated broker under the Plan, if any, provided the resale of such Shares takes place outside Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange, which is located outside of Canada, and the Shares may be sold through this exchange.

france

Terms and Conditions

Language Consent. In accepting the Restricted Stock Units, Participant confirms having read and understood the documents relating to the Restricted Stock Units (the Plan and the Award Agreement including this Exhibit B), which were provided in English. Participant accepts the terms of those documents accordingly.

Consentement de la Langue. En acceptant l’attribution, le Participant confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat incluant cette Annexe B), qui lui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.

germany

No country-specific terms apply.

japan

No country-specific terms apply.

NETHERLANDS

No country-specific terms apply.

POLAND

No country-specific terms apply.

SWEDEN

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 7 of the Award Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 7 of the Award Agreement, in accepting the grant of Restricted Stock Units, Participant authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to Participant upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer has an obligation to withhold such Tax-Related Items.

United Kingdom

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 7 of the Award Agreement:

Without limitation to Section 7 of the Award Agreement, Participant agrees that he, she or they is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by His Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In this case, the income tax that is not collected from or paid by Participant within 90 days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute a benefit to Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer, as applicable, the amount of any employee NICs due on this additional benefit, which may be recovered from Participant by the Company or the Employer at any time thereafter by any of the methods described in Section 7 of the Award Agreement.

Joint Election for Transfer of Liability for Employer National Insurance Contributions. If Participant is a tax resident in the United Kingdom, the grant of the Restricted Stock Units is conditional upon Participant’s agreement to accept liability for any secondary Class 1 NICs which may be payable by the Employer in connection with any event giving rise to tax liability in relation to the Restricted Stock Units (“Employer NICs”). The Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 7 of the Award Agreement. Without prejudice to the foregoing, Participant agrees to execute a joint election with the Company or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to Participant. Participant further agrees to execute such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of Participant’s Joint Election. If Participant does not complete the Joint Election prior to vesting in Participant’s Restricted Stock Units, or if approval of the Joint Election is withdrawn by HMRC and a new Joint Election is not entered into, Participant’s Restricted Stock Units shall become null and void and may not be settled, without any liability to the Company or its Subsidiaries. Participant must enter into the Joint Election attached to this Exhibit B, concurrent with the execution of the Award Agreement, or at such subsequent time as may be designated by the Company.

Restricted Stock Units Settled in Shares. Notwithstanding any discretion contained in the Plan, Restricted Stock Units granted to Participants in the United Kingdom shall be paid in Shares and do not provide any right for Participant to receive a cash payment.

UNITED STATES

Notifications

No country-specific terms apply.

Important Note on the Election to Transfer Employer NICs

If you are liable for National Insurance contributions (“NICs”) in the UK in connection with your participation in the Box, Inc. Amended and Restated 2015 Equity Incentive Plan, you are required to enter into an Election to transfer to you any liability for employer’s NICs that may arise in connection with your participation in the Plan.

By entering into the Election:

•
you agree that any employer’s NICs liability that may arise in connection with your participation in the Plan will be transferred to you;
•
you authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due or the sale of sufficient shares acquired pursuant to your awards; and
•
you acknowledge that even if you have clicked on the “ACCEPT” box where indicated, the Company or your employer may still require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

Please print and keep a copy of the Election for your records.

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Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A. The individual who has obtained authorised access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive restricted stock units (“Awards”) pursuant to the Box, Inc. Amended and Restated 2015 Equity Incentive Plan (the “Plan”), and

B. Box, Inc., 900 Jefferson Avenue, Redwood City, California 94063, USA (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.
Introduction

1.1
This Election relates to all Awards granted to the Employee under the Plan on or after <award_date> up to the termination date of the Plan.

1.2
In this Election the following words and phrases have the following meanings:

(a)
“Chargeable Event” means, in relation to the Awards:

(i)
the acquisition of securities pursuant to Awards (within section 477(3)(a) of ITEPA);

(ii)
the assignment or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA);

(iii)
the receipt of a benefit in connection with the Awards other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

(iv)
post-acquisition charges relating to the Awards, restricted stock and/or shares acquired pursuant to the Awards (within section 427 of ITEPA); and/or

(v)
post-acquisition charges relating to the Awards, restricted stock and/or shares acquired pursuant to the Awards (within section 439 of ITEPA).

(b)
“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)
“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3
This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

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1.5
This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.
The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing or electronically accepting this Election, he, she or they will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

3.
Payment of the Employer’s Liability

3.1
The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

(i) by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii) directly from the Employee by payment in cash or cleared funds; and/or

(iii) by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards; and/or

(iv) by any other means specified in the applicable award agreement.

3.2
The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the Awards until full payment of the Employer’s Liability is received.

3.3
The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs, if payments are made electronically).

4.
Duration of Election

4.1
The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2
Any reference to the Company and/or the Employer shall include that entity's successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA applies.

4.3
This Election will continue in effect until the earliest of the following:

(i) the Employee and the Company agree in writing that it should cease to have effect;

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(ii) on the date the Company serves written notice on the Employee terminating its effect;

(iii) on the date HM Revenue & Customs withdraws approval of this Election; or

(iv) after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee

The Employee acknowledges that, by clicking on the “ACCEPT” box in the online acceptance screen, the Employee agrees to be bound by the terms of this Election.

OR:

The Employee acknowledges that, by signing this Election, the Employee agrees to be bound by the terms of this Election.

Name ______________________________

Signature ______________________________

Date ______________________________

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on

behalf of the Company ____________________________

Position ____________________________

Date ____________________________

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SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

For each company, provide the following details:

Name of Company:	Box.com (UK) Ltd
Registered Office:	White Collar Factory, 14th-15th Floors, 1 Old Street Yard, London EC1Y 8AF
Company Registration Number:	08097316
Corporation Tax District:	Euston District
Corporation Tax Reference:	673 73432 29543
PAYE Reference:	475/KA 80221

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